ASSET PURCHASE AGREEMENT


                                      *****



                    FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                          A NATIONAL BANKING ASSOCIATION,
               NOT INDIVIDUALLY BUT SOLELY AS OWNER TRUSTEE UNDER
                                THE CSC TRUST 1997-1
              a trust existing under the laws of the State of Utah


                                     as Buyer


                                       AND


                              THE COUNTY OF DICKENS
                  a Political Subdivision of the State of Texas

                                    as Seller


                              Dated: July 14, 1998


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                                TABLE OF CONTENTS

1.   Transfer of Assets                                         1
     1.1   Transferred Assets                                   1
     1.2   Retained Assets                                      3

2.   Purchase Price, Inmate Fee, County Beds and Closing        3
     2.1   Purchase Price                                       3
     2.2   Inmate Fee and County Beds                           3
     2.3   Closing                                              4

3.   Assumption of Obligations of Seller                        4

4.   Representations and Warranties of Seller                   4
     4.1   Organization of Seller                               4
     4.2   Authority                                            5
     4.3   Title to Transferred Assets                          5
     4.4   Third Party Consents                                 5
     4.5   Hazardous Materials                                  5
     4.6   Litigation                                           6
     4.7   Licenses and Permits                                 6
     4.8   Compliance with Laws                                 7
     4.9   Employee Relations                                   7
     4.10  Brokerage and Finder's Fees                          8
     4.11  U.S. Persons                                         8
     4.12  Real Property                                        8
     4.13  Physical Condition of Transferred Assets             9
     4.14  Inventory                                            9
     4.15  Insurance                                            9
     4.16  Changes Since Request for Proposals                  9
     4.17  Indebtedness Matters                                10
     4.18  Taxes                                               10
     4.19  Adverse Action                                      11
     4.20  Absence of Undisclosed Liabilities                  11
     4.21  Accuracy of Documents; Delivery and Inspection      11
     4.22  Statements Not Misleading                           11
     4.23  Powers of Attorney                                  12

5.   Representations and Warranties of Buyer                   12
     5.1   Organization and Good Standing                      12
     5.2   Authority                                           12
     5.3   Third Party Consents                                12
     5.4   Brokerage and Finder's Fees                         13
     5.5   Discoveries Since Management Date                   13

6.   Conditions Precedent to Obligations of Buyer              13
     6.1   Termination of Agreements                           13
     6.2   Title Insurance                                     13
     6.3   Instruments of Transfer                             13
     6.4   Certified Resolutions                               14
     6.5   Opinion of Seller's Counsel                         14
     6.6   Tax Matters                                         14
     6.7   Payment of Certain Obligations                      14
     6.8   Intentionally omitted                               14
     6.9   Performance of Obligations                          14
     6.10  Officer's Certificate                               14
     6.11  Liens Released                                      14
     6.12  Other Documents                                     15
     6.13  Payment of Taxes                                    15
     6.14  Compliance With Governmental Requirements           15

7.   Conditions Precedent to Obligations of Seller             15
     7.1   Payment of Purchase Price                           15
     7.2   Trustee's Affidavit                                 15
     7.3   Officer's Certificate                               15
     7.4   Other Documents                                     15
     7.5   Compliance With Governmental Requirements           16
     7.6   Insurance Coverage                                  16

8.   Additional Covenants                                      16
     8.1   Further Assurances                                  16
     8.2   Expansion of Facility                               17
     8.3   Execution of Inmate Contracts                       17
     8.4   Cooperation of Seller and Sheriff                   18
     8.5   Approvals and Permits                               18
     8.6   No Special Fees or Taxes                            18
     8.7   Litigation Cooperation                              18
     8.8   Allocation of Purchase Price                        19
     8.9   Confidentiality                                     19


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     8.10  Excluded Assets                                     19
     8.11  Employee Matters                                    19
     8.12  Right of First Refusal                              20
     8.13  Post-Closing Taxes                                  22
     8.14  Post-Closing Conduct of Seller                      22

9.   Trigger Event                                             22

10.  Survival of Representations                               22

11.  Indemnification                                           23
     11.1   Indemnification of Seller by Buyer                 23
     11.2   Indemnification of Buyer by Seller                 24

12.  General Provisions                                        26
     12.1   Dispute Resolution                                 26
     12.2   Notices                                            26
     12.3   Form of Instruments                                27
     12.4   Attorneys' Fees                                    27
     12.5   Remedies Not Exclusive                             28
     12.6   Successors and Assigns; Third Party Rights         28
     12.7   Counterparts                                       28
     12.8   Article and Section Headings                       28
     12.9   Entirety of Agreement, Amendments                  28
     12.10  Expenses and Prorations                            29
     12.11  Construction                                       29
     12.12  Waiver                                             29
     12.13  Severability                                       29
     12.14  Certain Definitions                                30
     12.15  Consents Not Unreasonably Withheld                 32
     12.16  Time Is of the Essence                             32
     12.17  Governing Law                                      32

                        ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (as it may be amended, restated and modified, the "Agreement") is made and entered into as of July 14, 1998, by and between THE COUNTY OF DICKENS, a political subdivision of the State of Texas ("Seller"), and FIRST SECURITY BANK, NATIONAL ASSOCIATION, A NATIONAL BANKING ASSOCIATION, NOT INDIVIDUALLY BUT SOLELY AS OWNER TRUSTEE UNDER THE CSC TRUST 1997-1, a trust existing under the laws of the State of Utah ("Buyer"), with reference to the following facts:

     A. Seller owns that certain fully licensed and operational correctional facility consisting of 479 licensed beds currently known as the Dickens County Correctional Facility in Dickens County, Texas (the "Facility") and the other activities and businesses related thereto (collectively, together with the Facility, but excluding the Retained Assets referred to in Sections 1.2(a) through (c), the "Facility Business").

     B. CSC is currently the operator of the Facility and the Facility Business under that certain Agreement (the "Management Agreement") dated June 17, 1998 (the "Management Date"), by and between Seller, CSC and Manager.

     C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Facility Business, and all of the equipment, fixtures and other real and personal property owned by Seller which are directly or indirectly related to, used in, necessary for or contribute to the operation of the Facility Business (other than the Retained Assets), on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals, and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1.    Transfer of Assets

           1.1   Transferred Assets

                 For the consideration hereinafter provided and in reliance upon the representations and warranties of the parties set forth herein, Seller hereby sells, transfers, conveys and assigns to Buyer, and Buyer hereby purchases from Seller, all of Seller's assets and businesses which are related to, used in, necessary for or contribute to the operation of the Facility Business (whether within, adjacent to or completely outside and removed from the Facility) (collectively, the "Transferred Assets"), including, without limiting the generality of the foregoing, the following assets (but excluding all Retained Assets):

                 (a) The surface estate of the real property owned by Seller upon which the Facility is situated (including the real property on which the correctional facility known as "Dickens County Correctional Facility" is located), together with all structures, construction work-in-progress, buildings and other improvements thereon, and any and all of Seller's rights, privileges and easements appurtenant thereto (collectively, the "Real Property"), all of which Real Property is identified on Schedule 1.1(a).

                 (b) All equipment and other tangible personal property related to the Facility Business owned by Seller.

                 (c) All inventories of supplies, food, janitorial, medical supplies and office supplies, maintenance and shop supplies and other disposables related to the Facility Business which are existing as of the Closing and which are not obsolete (the "Inventory").

                 (d) To the extent lawfully transferable, all accreditations, registrations, licenses, permits and other governmental consents or approvals necessary to or intended for the operation of the Facility Business as presently conducted by Seller.

                 (e) All advance payments, prepayments, prepaid expenses, deposits and the like related to the Facility Business (the "Prepaids"), the categories and amounts as of the date hereof are set forth on Schedule 1.1(e).

                 (f) To the extent lawfully transferable, all of Seller's right, title and interest in and to any and all business names, marks and logos now or ever used by Seller in connection with the Facility Business and any and all names and logos under which Seller (in connection with the Facility Business) or any Facility Business has ever done business or offered programs, together with all abbreviations and variations thereof and all applications and registrations relating to any of the foregoing, including, without limitation, the business names and logos set forth on Schedule 1.1(f), and all goodwill associated therewith and with the Facility Business.

                 (g) All unexpired warranties and covenants that are transferable to Buyer, which Seller has received from third parties with respect to the Transferred Assets, including, without limitation, such warranties and covenants as are set forth in any construction agreement, lease agreement, equipment purchase agreement, consulting agreement, agreement for architectural and engineering services or purchase and sale agreement.

                 (h) All records relating to the operation or management of the Facility.

                 (i) All materials, documents, information, media, methods, processes, inventions and technology owned by Seller related to the Facility Business (except those that are privileged or proprietary and are not used in or necessary for the business) and any and all rights to use the same, including, but not limited to, all telephone numbers, intangible assets of an intellectual property nature, all proprietary computer software, all clinical and policy and procedure manuals and all promotional, marketing and recruiting materials, and all applications or registrations relating to any of the foregoing.

                 (j) Any and all rights respecting computer and data processing hardware that is related to the Facility Business, and any computer and data processing hardware, whether or not located at the Facility, that is part of a computer system used by any of the Facility Business, whether or not the central processing unit for such system is located at the Facility.

                 (k) To the extent they may be legally conveyed, all of Seller's right, title and interest in and to all Inmate Contracts relating to the housing of inmates at the Facility.

           1.2   Retained Assets

                 At the Closing, Seller shall retain only the following assets (the "Retained Assets"):

                 (a) All written contracts, agreements, obligations and commitments related to the Facility Business existing on the Closing Date.

                 (b) The accounts, notes or other amounts receivable from any Person arising from or in connection with the operation of the Facility Business on or prior to the Closing Date.

                 (c) Such other assets owned by Seller which are not related to, used in, necessary for, or contribute to the operation of the Facility or Facility Business.

     2.    Purchase Price, Inmate Fee, County Beds and Closing

           2.1   Purchase Price

                 The purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Transferred Assets shall be $9,250,000.

           2.2   Inmate Fee and County Beds

                 Additionally, for so long as Buyer or an Affiliate of Buyer owns and operates the Facility, Buyer agrees (i) to pay to Seller, beginning July 15, 1998, (a) $150,000 (the "Yearly Fee") on or before July 15 of each year, and (b) $1.25 per day per inmate for all inmates housed for a fee (excluding the inmates occupying the County Beds) at the Facility, as the Facility may be expanded by Buyer, during the preceding calendar month (the "Monthly Fee") (the Yearly Fee and the Monthly Fee, collectively the "Inmate Fee"), which payment shall be made by Buyer within fifteen days of receipt by Buyer of payment for such month from the provider(s) of inmates at the Facility during such month, and (ii) to provide, at no charge to Seller, five (5) beds (the "County Beds") as designated by Buyer at the Facility for use by Seller.

           2.3   Closing

                 The closing (the "Closing") shall take place at Warren Title Company, on July 15, 1998, (the "Closing Date") at Dickens, Texas, or at such other time and place that is mutually agreeable to the parties. At Closing, Buyer shall

                 (a) pay $7,133,102.28 to Seller by wire transfer of immediately available funds; and

                 (b) pay $2,116,897.72 to The Bank of New York Trust Company of Florida N.A., as successor to NCNB Texas National Bank ("Escrow Agent"), by wire transfer of immediately available funds to be held and distributed pursuant to an Escrow/Paying Agent Agreement Relating to a County Jail and Detention Facility Project dated April 1, 1990, between the County, the Escrow Agent and Consolidated Financial Resources, Inc.; and

           Seller shall

                 (a) execute and deliver the Special Warranty Deed (the "Special Warranty Deed") substantially in the form attached hereto as Exhibit A; and
                 (b) execute and deliver the Bill of Sale (the "Bill of Sale") substantially in the form attached hereto as Exhibit B.

           3.    Assumption of Obligations of Seller

                 Buyer shall not assume or become obligated with respect to any obligation or liability of Seller of any nature whatsoever (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, due or to become due) (the "Seller's Liabilities"). Seller's Liabilities shall remain the sole responsibility of Seller. Without limiting the generality of the foregoing, Seller is retaining all rights and obligations related to, and Buyer assumes no liability for and acquires no rights to, (a) obligations and liabilities arising under or relating to any Retained Assets; (b) the rights, obligations and liabilities of Seller under any pending litigation or asserted or unasserted claims (to the extent arising from acts or omissions of Seller before the Closing Date) against any Person.

     4.    Representations and Warranties of Seller

           Seller represents and warrants to Buyer as of the Closing as follows:

           4.1   Organization of Seller

                 Seller is a political subdivision of the State of Texas, duly and validly existing under the laws of, and is authorized to exercise its powers, rights and privileges and is in good standing in, the State of Texas. Seller has full legal power to carry on the Facility Business.

           4.2   Authority

                 Seller has the full legal power and the authority to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform the obligations and covenants set forth herein and therein and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary legal action on the part of Seller, including approval by the County Commissioners of Dickens County, Texas. This Agreement and the Related Agreements are valid and binding upon and enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and, except for Sections 8.2 and 8.3, the remedy of specific performance and injunctive and other forms of equitable relief may not be available. The execution, delivery and performance of this Agreement and all Related Agreements and the consummation of the transactions contemplated hereby and thereby will not violate any Law applicable to Seller.

           4.3   Title to Transferred Assets

                 Except as set forth on Schedule 4.3, Seller has good title to the Transferred Assets free and clear of all Liens.

           4.4   Third Party Consents

                 Except as disclosed on Schedule 4.4, Seller may transfer and assign to Buyer all of its right, title and interest in and to the Transferred Assets without obtaining the consent or approval of any other Person, and no consent, approval, authorization or order of, and no exemption by or filing with, any court or Person is required on behalf of Seller in connection with the execution and delivery of this Agreement or any Related Agreement, or the consummation and fulfillment by Seller of the transactions contemplated hereby or thereby, or the performance by Seller of its obligations hereunder or thereunder.

           4.5   Hazardous Materials

                 Schedule 4.5 contains a list of all surveys or reports obtained by or otherwise in the possession of Seller or, to Seller's knowledge, any other Person, which relate to the environmental condition of the Facility Business (including the Facility and the Real Property), and Seller has provided or will provide to Buyer copies of all such reports and surveys. Except as disclosed on
Schedule 4.5, and except for matters that would not, individually or in the aggregate, have a material adverse effect on the Real Property or on the Facility Business and matters caused by Buyer since the Management Date, to Seller's knowledge: (a) there has been no Release, treatment or disposal by Seller, by any agent or representative of Seller or by any other Person of any Hazardous Materials on or from the Real Property, or any migration of Hazardous Materials to or from the Real Property, (b) Seller's and all other Persons' operation and use of the Real Property and the Facility Business are not now, nor ever were, in violation of any Environmental Regulations, (c) neither Seller nor any other Person has caused any condition on the Real Property (nor has Seller or any other Person caused any condition on any real property previously owned or leased by Seller on which the Facility Business were conducted) which constitutes or causes a health, safety, or environmental hazard on, under, or about the Real Property (or real property previously owned or leased by Seller on which the Facility Business were conducted) or requires remediation under any Environmental Regulations, (d) there are no violations or alleged violations of any Laws or Environmental Regulations relating to Hazardous Materials, including, without limitation, those Laws or Environmental Regulations establishing or regulating, or both, the levels of permissible human exposure to asbestos and airborne asbestos fibers, (e) there is no Environmental Claim or other proceeding or action pending or threatened by any Person or governmental agency regarding the environmental condition of any of the Facility Business or the Real Property, (f) no Hazardous Materials have been transported from the Real Property to an off-site location which is or ever was subject to an administrative order or other Environmental Claim or which has been, or is proposed to be, placed on any federal or state cleanup list, (g) no portion of the Real Property contains or has ever contained any underground storage tank, surface impoundment, hazardous waste storage, treatment or disposal facility or similar structure or device, (h) Seller has not received and to Seller's knowledge no other Person has received any written notice that any of the Real Property is the subject of a deed restriction, title-transfer restriction, other material land-use restriction, or lien arising in each case under any Environmental Regulation, and (i) Seller has not improperly disturbed or encroached upon any flood plain areas, waters or wetlands associated with any of the Real Property in violation of any Environmental Regulations.

           4.6   Litigation

                 Except as set forth on Schedule 4.6, and except for allegations made by inmates of the Facility, there are no actions, suits, claims or proceedings pending or, to the knowledge of Seller, threatened against or affecting the Transferred Assets or relating to the operations of the Facility Business, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, agency or instrumentality. Seller is not, and to Seller's knowledge no other Person is, subject to any continuing judgment, decree, injunction, rule or order of any court, arbitrator or administrative or governmental body with respect to the operation of the Facility Business or the Transferred Assets. Seller has made available to Buyer for inspection, review and analysis a list of the incident reports and other similar reports with respect to incidents related to the Facility Business which have occurred since January 1, 1996, irrespective of whether a lawsuit has been instituted or a claim asserted.

           4.7   Licenses and Permits

                 Except as set forth on Schedule 4.7, Seller possess all licenses, permits and other governmental consents and approvals (the "Permits") that are necessary to enable Seller to operate the Facility Business in all material respects as operated on the Closing Date at the locations and in the manner presently operated and the completion of all capital projects of Seller in process or planned as of the Closing, except those the absence of which, individually or in the aggregate, would not have a material adverse effect on the operation of the Facility Business. There is no pending proceeding and Seller has not received any notice and has no knowledge of any threatened proceeding or any allegation by any governmental or quasi governmental entity that could adversely affect the Facility Business or any of the Permits except as disclosed on Schedule 4.6. Schedule 4.7 contains a list of all Permits held or applied for by Seller which have an effect on the operation of any of the Facility Business and indicates thereon the number and types of beds the Facility is permitted to operate and whether any such beds are in suspense. Except as set forth on Schedule 4.7, (a) Seller has complied and is in full compliance in all material respects with the terms and conditions of all such Permits, (b) all such Permits, are unconditionally in full force and effect, and
(c) there has occurred no event nor is any event, action, investigation or proceeding pending or, to Seller's knowledge, threatened which could cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any such Permits except as disclosed on Schedule 4.6. To Seller's knowledge, the Facility complies with all requirements of the Texas Department of Criminal Justice and the Texas Commission on Jail standards, and Seller shall promptly correct any deficiencies noted by the Texas Department of Criminal Justice or the Texas Commission on Jail Standards. Seller discloses to Buyer that the Texas Commission on Jail Standards has indicated the electric lines in the recreational yard of the Facility may be too low, but has not requested that any action be taken with respect to the electric lines. Seller has previously delivered to Buyer true and complete copies of the most recent state licensing report and list of deficiencies, if any; the most recent fire marshal's survey and deficiency list, if any; the most recent health department report and list of deficiencies, if any; and the corresponding plans of correction or other responses to all such reports and surveys. The aggregate amount of capital expenditures required under all such reports and surveys does not exceed $10,000. Seller has taken or is in the process of taking all reasonable steps to correct all deficiencies noted therein, and a description of any uncorrected deficiency is included in Schedule 4.7. There are no provisions in, or other agreements to which Seller is a party relating to, any Permits which would preclude or limit Buyer from operating the Transferred Assets substantially as they are now operated and using the beds of the Facility substantially as they are currently classified.

           4.8   Compliance with Laws

                 Except as disclosed on Schedule 4.6 and Schedule 4.8 and except for alleged violations of laws made by inmates of the Facility (other than allegations relating to the structural integrity of the Facility and violations of the Americans With Disabilities Act of 1990, 42 U.S.C. Sec. 12101, et seq., as amended, and similar statutes relating to public facilities), Seller is in compliance in all material respects with all applicable Laws, including, but not limited to, Laws relating to the incarceration of inmates.

           4.9   Employee Relations

                 Neither Seller nor any Affiliate of Seller is a party to any agreement with any union, trade association or other employee organization with respect to the employees of the Facility Business. To Seller's Knowledge, no demand has been made for recognition by a labor organization with respect to any employees of the Facility Business; no union organizing activities by or with respect to any employees of the Facility Business are taking, or within the past five years have taken place; the Facility Business have not suffered any strikes (including wildcat strikes), slowdowns, walkouts, lockouts or any other interruptions or disruptions of operations as a result of labor disturbances with respect to employees of the Facility Business; no union representation question exists with respect to any employees of the Facility Business; and no collective bargaining agreement is currently being negotiated with respect to any employees of the Facility Business. Seller does not currently employ, and has not employed at any time, any individual in the Facility Business.

           4.10  Brokerage and Finder's Fees

                 Other than ABN AMRO Incorporated, neither Seller nor any of its employees or representatives has employed or contracted for the services of any broker, finder or investment banker with respect to the negotiations leading up to the execution of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby, and other than ABN AMRO Incorporated, Seller shall be solely responsible for any fees or commissions payable to any broker, finder or investment banker by reason of the actions (or alleged actions) of Seller, or any of its employees or representatives.

           4.11  U.S. Persons

                 Seller is not a "foreign person" for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other Laws requiring withholding of amounts paid to foreign Persons.

           4.12  Real Property

                 Schedule 4.12 contains any qualifications or other exceptions of Seller to all or any of the statements contained in this Section.

                 No real property used in or necessary for the Facility Business is leased. Except for the Real Property, there is no real property used in or necessary for the Facility Business.

                 The Real Property is properly zoned for use as a correctional facility and no zoning changes or variances will be required by Buyer for Buyer to operate the Facility after Closing substantially as it is currently operated in its present location.

                 All improvements on any of the Real Property have been constructed substantially in accordance with the plans and specifications submitted to any governmental authority, and substantially in accordance with any zoning change applications and any applications for building permits related thereto. To Seller's knowledge, all such improvements currently satisfy all Laws (including, but not limited to, those relating to safety, building, fire, land use, parking or access), and the continued use, occupancy and operation of such improvements by Buyer as currently used, occupied and operated does not constitute a prior nonconforming use permitted under such Laws. Seller has not received any notice and has no knowledge of any proceeding or action pending to change the zoning of, or other land use (including parking) restrictions affecting, the Real Property. There is no pending proceeding (including, without limitation, any condemnation proceeding), and, to the knowledge of Seller, there is no pending study or investigation by or before any governmental agency or authority, administrative or otherwise, which, in any way, if concluded, could, individually or in the aggregate, have a material adverse effect on the Facility Business or the continued use of the Facility as a correctional facility or the composition of its licensed beds, except as disclosed on Schedule 4.6.

           4.13  Physical Condition of Transferred Assets

                 Except as disclosed on Schedule 4.13 (or in Schedule 4.12 with respect to the Real Property improvements), (a) the real property improvements described in Section 1.1(a) are free of material structural or engineering defects and are in all material respects in good condition and repair to operate the Facility Business as now being operated, subject to ordinary wear and tear and routine maintenance, and (b) the tangible personal property described in
Section 1.1(c) is in all material respects in good working order to operate the Facility Business as now being operated, subject to ordinary wear and tear and routine maintenance.

           4.14  Inventory

                 All of the Inventory consists of items actually on hand of a quality and quantity useable in the ordinary course of business of the Facility Business as currently operated, consistent with past practices.

           4.15  Insurance

                 Schedule 4.15 contains a list and brief description (including retentions, policy limits and coverage) of all policies of insurance relating to the Facility Business or the Transferred Assets held by (or programs of self-insurance maintained by) Seller and currently in effect (the "Insurance Policies"). The Insurance Policies are in full force and effect, and to the best of Seller's knowledge the insurers have no right to terminate or reduce the coverage thereunder. Seller has not received any written notice of any defaults thereunder. Except as set forth on Schedule 4.15, there have been no reservations of rights by any of the insurers under the Insurance Policies.
Schedule 4.15 specifies for each Insurance Policy whether it is a "claims made" or an "occurrence basis" policy and whether, after the Closing, Seller will be entitled to the benefits of such policies in accordance with their terms for claims arising out of occurrences prior to the Closing.

           4.16  Changes Since Request for Proposals

                 Since the date of the Seller's March 1998 Request For Proposals to manage or acquire the Facility, other than as contemplated or permitted by this Agreement, Seller has, and to Seller's knowledge the Manager has, conducted the Facility Business and the Transferred Assets only in the ordinary and normal course and, except as shown on Schedule 4.16, there has not been with respect to the Facility Business or the Transferred Assets (but excluding the Retained Assets):

                 (a) Any condemnation, casualty, or material physical damage, destruction or loss respecting the Real Property, or the tangible personal property described in Section 1.1(b).

                 (b) Other than in the ordinary course of business consistent with past practice, Seller has not engaged in (i) any sale or other disposition of any asset having a net book value in excess of $1,000 individually (including a series of related dispositions) or $5,000 in the aggregate, (ii) any material mortgage, pledge or imposition of any Lien on any such asset, or (iii) any extraordinary sale or other disposition of inventory.

                 (c) Any material amendment or reduction in coverage (other than general amendments which the carrier makes for a category of policy) or termination of any Insurance Policy or failure to renew any Insurance Policy.

                 (d) Any agreement by Seller or, to the knowledge of Seller by the Manager, whether in writing or otherwise, to take any action described in this Section 4.16.

           4.17  Indebtedness Matters

                 (a) Neither the Facility Business nor Seller have received any loans, grants or loan guarantees pursuant to any federal, state or local statute or regulation or government program whatsoever, and the transactions contemplated hereby will not result in any obligation on the part of Buyer to repay any such loans, grants or loan guarantees.

                 (b) There are no outstanding letters of credit issued at the request of the Facility Business or Seller to any suppliers or obligees of the Facility Business or any other party.

                 (c) The Facility Business have not guaranteed the obligations of any other Person, which guarantees will survive the Closing.

           4.18  Taxes

                 All tax returns of every kind that are due to have been filed in accordance with applicable Laws by Seller with respect to the Facility Business or the Transferred Assets in fact have been duly filed, and all Taxes shown to be due and payable on such returns have been paid in full and correctly reflect the liabilities of Seller for Taxes with respect to the Facility Business and the Transferred Assets for the period covered by each tax return. There is no action, suit, proceeding, investigation, audit, claim, lien or assessment pending or, to Seller's knowledge, proposed with respect to any Taxes or tax return, and there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any tax return which remain in effect. All Taxes required to be withheld and paid over by or with respect to the Facility Business and the Transferred Assets to any relevant taxing authority in connection with payments to independent contractors, creditors, stockholders or to third parties have been so withheld and paid over. Seller shall pay all Taxes due by it with respect to the transactions closed related to this Agreement.

           4.19  Adverse Action

                 No action or proceeding is pending or threatened wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement, would compel Buyer's divestiture of all or any part of the Transferred Assets or any other assets of Buyer or its Affiliates or otherwise restrict Buyer's operation of the Transferred Assets except as discussed in Schedule 4.6; and no governmental agency has notified Seller that the consummation of the transactions contemplated by this Agreement would constitute a violation of the Laws of any jurisdiction, would compel Buyer's divestiture of all or any part of the Transferred Assets or any other assets of Buyer or its Affiliates, would otherwise restrict in any material respect Buyer's operation of the Transferred Assets as they are currently operated or that it has commenced or intends to commence proceedings to restrain the consummation of the transactions contemplated hereunder.

           4.20  Absence of Undisclosed Liabilities

                 With respect to the ownership of the Facility Business and the Transferred Assets, except as set forth on Schedule 4.20 and except for alleged violations of laws made by inmates of the Facility (other than allegations relating to the structural integrity of the Facility and violations of the Americans With Disabilities Act of 1990, 42 U.S.C. Sec. 12101, et seq., as amended, and similar statutes relating to public facilities), neither Seller, the Facility Business nor any of the Transferred Assets is subject to, any liabilities, whether known or unknown, contingent or absolute.

           4.21  Accuracy of Documents; Delivery and Inspection

                 Seller has furnished to Buyer true and complete copies of all agreements, documents and other items listed in the Schedules hereto and requested by Buyer. All documents delivered to Buyer for Buyer's review pursuant to the terms of this Agreement and any Related Agreement are true and complete copies of all such documents. All of the contract files, correspondence files and other records of Seller relating to the Facility Business and the Transferred Assets are in all material respects correct and complete.

           4.22  Statements Not Misleading

                 No representation or warranty by Seller in this Agreement or any Related Agreement, or in any statement, certificate or schedule furnished or to be furnished to Buyer pursuant to this Agreement or any Related Agreement, or in connection with the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. Except as disclosed in this Agreement or listed in the Schedules hereto and except for allegations made by inmates of the Facility, to Seller's knowledge, there have been no events, transactions or facts which could, individually or in the aggregate, have a material adverse effect on the Transferred Assets or the Facility Business or on the ownership, use or operation thereof by Buyer after the Closing or which should be disclosed in order to make any statement, representation or warranty contained herein or in any Related Agreement or Schedule delivered pursuant hereto not misleading. This warranty is limited to events, transactions or facts which specifically affect the operation of the Facility Business and the Transferred Assets and does not apply to general changes in the laws or economy of the United States or matters affecting the jail industry in general.

           4.23  Powers of Attorney

                 The Facility Business have not granted to any Person a power of attorney that will survive the Closing.

     5.    Representations and Warranties of Buyer

           Buyer hereby represents and warrants to Seller as of the Closing as follows:

           5.1   Organization and Good Standing

                 Buyer is a trust in effect and validly existing under the laws of the State of Utah.

           5.2   Authority

                 Buyer has the full legal power and the authority to execute and deliver this Agreement and each Related Agreement to which it is a party, to perform the obligations and covenants set forth herein and therein and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary legal action on the part of Buyer. This Agreement and the Related Agreements are valid and binding upon and enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief may not be available. The execution, delivery and performance of this Agreement and all Related Agreements and the consummation of the transactions contemplated hereby and thereby will not violate any Law applicable to Buyer.

           5.3   Third Party Consents

                 Except as disclosed on Schedule 5.3, no consent, approval, authorization or order of, and no exemption by or filing with, any court or Person is required on behalf of Buyer in connection with the execution and delivery of this Agreement or any Related Agreement, or the consummation and fulfillment by Buyer of the transactions contemplated hereby or thereby, or the performance by Buyer of its obligations hereunder or thereunder.

           5.4   Brokerage and Finder's Fees

                 None of Buyer, its Affiliates or any of their officers, directors or trustees has employed or contracted for the services of any broker, finder or investment banker with respect to the negotiations leading up to the execution of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby, and Buyer shall be solely responsible for any fees or commissions payable to any broker, finder or investment banker by reason of the actions (or alleged actions) of Buyer, its Affiliates or any of their officers, directors or trustees. Buyer shall pay $121,000 of the fees of ABN AMRO Incorporated, Verner Liipfert Bernard McPherson and Hand, and Lawrence Financial Consulting LLC relating to payment of the tax exempt obligations referenced in Section 6.7 hereof.

           5.5   Discoveries Since Management Date

                 Except as disclosed on Schedule 5.5, since the Management Date, Buyer has not discovered any information or engaged in any activity that would make the representations of Seller herein untrue.

     6.    Conditions Precedent to Obligations of Buyer

           The obligations of Buyer under this Agreement are, except as may be waived in writing by Buyer, subject to the fulfillment by Seller of each of the following additional conditions on or prior to the Closing:

           6.1   Termination of Agreements

                 Except for the Management Agreement and the Inmate Contracts, Seller shall have terminated all contracts and agreements relating to the Facility Business to which Seller is a party. Additionally, if any such contract or agreement imposes a Lien on any of the Transferred Assets, Seller shall have filed or caused to be filed in the appropriate place or places, all such documents required to fully release such Lien.

           6.2   Title Insurance

                 At the Closing, an owner's policy of title insurance (the "Title Policy") shall be issued to Buyer in a form acceptable to Buyer.

           6.3   Instruments of Transfer

                 At the Closing, Seller shall execute and deliver to Buyer the Special Warranty Deed and the Bill of Sale, which shall be effective to transfer to Buyer Seller's right, title and interest in the Transferred Assets consistent with the terms of this Agreement, free and clear of all Liens except (i) statutory liens for property taxes and assessments not yet delinquent and (ii) the Permitted Exceptions.

           6.4   Certified Resolutions

                 Seller shall have delivered to Buyer: (a) the resolutions of the Board of County Commissioners of Dickens County, Texas, authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby which shall be certified as true, correct and effective as of the Closing Date by the Dickens County Clerk, and (b) an incumbency certificate from Seller which shall be certified as true, correct and effective as of the Closing Date by the Dickens County Clerk.

           6.5   Opinion of Seller's Counsel

                 Buyer shall have received an opinion from Sprouse, Smith & Rowley, P.C., dated as of the Closing Date and addressed to Buyer, regarding the matters in 4.1, 4.2 and 4.4 and whether or not Seller is required to make a filing under the Hart-Scott-Rodino Act, subject to customary conditions and limitations.

           6.6   Tax Matters

                 Seller shall have delivered to Buyer a duly executed certificate of non-foreign status in the form required by Code Sec. 1445.

           6.7   Payment of Certain Obligations

                 Seller shall have provided for the payment of all existing tax-exempt obligations incurred in connection with the Transferred Assets or otherwise encumbering the Transferred Assets or the revenues of the Facility Business and shall have obtained the release of all liens created in connection therewith and encumbering the Transferred Assets.

           6.8   Intentionally omitted

           6.9   Performance of Obligations

                 Seller shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing.

           6.10  Officer's Certificate

                 Seller shall have delivered to Buyer a certificate, dated on the Closing Date, executed by Judge Woodie McArthur, County Judge of Dickens County, Texas, on behalf of Seller, stating that as of the Closing (a) Seller has duly performed all conditions precedent to Buyer's obligations under Sections 6.1, 6.9, 6.11 and 6.13 hereof, (b) Seller knows of no facts except as specifically disclosed in writing in such certificate which would cause Seller to be in breach of any of its representations and warranties hereunder, and (c) Seller has duly performed all obligations and covenants to be performed by it hereunder.

           6.11  Liens Released

                 Each and every lien or encumbrance of any nature, if any, relating to the Transferred Assets shall have been terminated and released and proof thereof delivered to the Buyer (except for liens, encumbrances and obligations, if any, specifically assumed by Buyer pursuant to this Agreement).

           6.12  Other Documents

                  Seller shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Buyer or its attorneys may have reasonably requested.

           6.13  Payment of Taxes

                 All unpaid Taxes of the Seller, whether or not due, relating to the Transferred Assets or the Facility Business shall have been paid prior to the Closing, and Seller shall have furnished Buyer with evidence of such payment, in form and substance satisfactory to Buyer.

           6.14  Compliance With Governmental Requirements

                 Compliance by the parties with all governmental requirements necessary for the consummation of the transactions contemplated by this Agreement.

     7.    Conditions Precedent to Obligations of Seller

           The obligations of Seller under this Agreement are, except as may be waived by Seller in writing, subject to the fulfillment by Buyer of each of the following additional conditions on or prior to the Closing:

           7.1   Payment of Purchase Price

                 Buyer shall have delivered, or caused to be delivered, the Purchase Price to Seller by wire transfer of immediately available funds.

           7.2   Trustee's Affidavit

                 Buyer shall have delivered an affidavit of the Trustee of Buyer.

           7.3   Officer's Certificate

                 Buyer shall have delivered to Seller a certificate, dated on the Closing Date, executed by Ira Cotler, Executive Vice President of CSC, on behalf of Buyer, stating that as of the Closing (a) Buyer knows of no facts except as specifically disclosed in writing in such certificate which would cause Buyer to be in breach of any of its representations and warranties hereunder, and (b) Buyer has duly performed all obligations, agreements and covenants to be performed by it hereunder on or prior to the Closing.

           7.4   Other Documents

                 Buyer shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Seller or its attorneys may have reasonably requested.

           7.5   Compliance With Governmental Requirements

                 Compliance by the parties with all governmental requirements necessary for the consummation of the transactions contemplated by this Agreement.

           7.6   Insurance Coverage

                 At the Closing, Buyer will deliver to Seller written proof that Buyer has obtained comprehensive general liability insurance coverage with respect to all claims attributable to or arising out of the operation of the Facility Business or the Transferred Assets after the Closing, in the following amounts, limits and deductibles:

                 Buyer will acquire base insurance covering general liability having limits of $1,000,000 per occurrence and in the aggregate and having a $50,000 deductible per occurrence. Additionally, Buyer will acquire umbrella insurance for general liability having limits of $10,000,000 per occurrence and in the aggregate.

                 At the Closing, Buyer shall cause the insurer to issue and deliver to Seller a certificate of insurance evidencing each insurance policy obtained and maintained by Buyer pursuant to the terms of this Section, naming Seller as an additional insured thereunder, and Buyer shall cause each such insurance policy to contain a clause requiring the insurer to give not less than 30 days prior written notice to Seller as a condition to any cancellation or modification of such policy for any reason whatsoever.

     8.    Additional Covenants

           The following provisions shall apply, and the following actions shall be taken, at or subsequent to the Closing:

           8.1   Further Assurances

                 From time to time, at the request of either party, without further consideration, each party, at its expense and within a reasonable amount of time after request hereunder is made, shall (i) cooperate in the preparation and filing, if necessary, of any documents or other materials that may be required by any governmental authority in connection with the transactions contemplated hereby, and (ii) execute and deliver all other documents and instruments, with acknowledgement or affidavit if required, and perform all such further acts as may be reasonably required to more effectively assign and transfer the Transferred Assets to Buyer in a manner consistent with the terms and conditions of this Agreement, confirm Seller's ownership of the Retained Assets or otherwise carry out the purposes of any provision of this Agreement.

           8.2   Expansion of Facility

                 Seller will approve and will not oppose any reasonable expansion plan for the Facility or modification of the Facility proposed by Buyer or a successor or assign of Buyer. Additionally, Seller will provide reasonable assistance requested by Buyer and will cooperate with Buyer in obtaining all approvals, consents, licenses, certificates and permits necessary for the proposed expansion or modification.

                 The parties agree that money damages or other remedies at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Section by Seller and that in addition to all other remedies available, Buyer and CSC shall be entitled, without the necessity to post any bond, to an injunction from a court or pursuant to the dispute resolution procedures set forth in Annex III hereto, in Buyer's discretion, restraining such breach, violation or default or threatened breach, violation or default by Seller and to any other equitable relief against Seller, including without limitation specific performance.

           8.3   Execution of Inmate Contracts

                 To the extent not conveyed to Buyer, Seller agrees to maintain all Inmate Contracts in force and to continue to serve as the contracting party under any and all Inmate Contracts which are not assigned to Buyer at Closing. Thereafter, Seller shall at the request of Buyer, its Affiliates, successors or assigns enter into any and all Inmate Contracts for the housing of inmates at the Facility, including any expansion of the Facility and any amendment or modification to an Inmate Contract, upon terms and conditions reasonably acceptable to Buyer, such Affiliates or assigns; provided that no such contract shall require Seller to expend any funds or require Seller to undertake any obligation that imposes an affirmative duty on Seller to perform any task that cannot be assigned to and assumed by the operator of the Facility Business, other than obligations imposed upon Seller pursuant to this Agreement or any Related Agreement. For any Inmate Contract that Seller serves as the contracting party, Seller shall assign, subcontract, license and otherwise agree, as requested by Buyer, to have the inmates housed in the Facility in accordance with the terms of such Inmate Contract. Seller's exclusive compensation for entering into such Inmate Contracts shall be the payments required pursuant to Sections 2.1 and 2.2 of this Agreement. Seller shall diligently process and enter into all lawful and necessary agreements with any prisoner transfer sources as may be necessary to facilitate the receipt and incarceration of eligible high-risk and non-high-risk prisoners in the Facility.

           The parties acknowledge that for purposes of the Inmate
Contracts, this Agreement shall constitute a contract under Subchapter F, Chapter 351, Local Government Code, as amended, between Seller and Buyer for Buyer to operate the Facility, as the Facility may be expanded. The parties agree that money damages or other remedies at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Section by Seller and that in addition to all other remedies available, Buyer and CSC shall be entitled, without the necessity to post any bond, to an injunction from a court or pursuant to the dispute resolution procedures set forth in Annex III hereto, in Buyer's discretion, restraining such breach, violation or default or threatened breach, violation or default by Seller and to any other equitable relief against Seller, including without limitation specific performance.

           8.4   Cooperation of Seller and Sheriff

                 Seller shall, and shall cause its Sheriff to, cooperate with Buyer in all matters of law enforcement, security and communications. Seller shall, and shall cause its Sheriff to, assist Buyer in the training, at Buyer's expense, of Buyer's employees hired to operate the Facility. Seller shall cause its Sheriff to assist and cooperate with Buyer for purposes of obtaining such licensing as may be required by State or federal law for the aforementioned Buyer employees. Seller shall, and shall cause its Sheriff to, assist and cooperate with Buyer in providing information requested by Buyer in the screening of candidates for employment to the extent such information may be lawfully obtained or released under federal or State law. Seller will, and shall cause its Sheriff to, assist Buyer in verifying that all Buyer employees undertaking jailer duties are certified, as required, by law.

           8.5   Approvals and Permits

                 Seller will cooperate with Buyer to obtain all necessary approvals for operation of the Facility, including but not limited to securing use permits, licensing and certificates.

           8.6   No Special Fees or Taxes

                 Seller agrees that it will not impose any taxes, levies, fees or other impositions upon Buyer, the Facility Business or the Transferred Assets, other than nondiscriminatory taxes created under state, county or municipal law which apply generally to all commercial businesses in Dickens County, Texas.

           8.7   Litigation Cooperation

                 After the Closing, upon reasonable written request, each party shall cooperate with the other, at the requesting party's expense (but including only the costs incurred by any party for the wages or other benefits paid to its officers, directors, or employees and not any out-of-pocket expenses), in furnishing information, testimony and other assistance in connection with any actions, tax audits, proceedings, arrangements or disputes involving either of the parties hereto (other than in connection with disputes between the parties hereto) and which relate to the Facility Business or the Transferred Assets, including, without limitation, arranging discussions with, and the calling as witnesses of, commissioners, elected official, officers, directors, employees, agents and representatives of Buyer and Seller; provided, that nothing in this Section shall require any such commissioner, elected official, officer, director, employee, agent or representative to take actions that would materially interfere with the performance of his or her duties.

           8.8   Allocation of Purchase Price

                 The Purchase Price shall be allocated among each of the Transferred Assets as set forth on Schedule 8.8. Except as otherwise required by law, Seller and Buyer hereby agree to allocate the Purchase Price in accordance with such schedule, to be bound by such allocations for all purposes, to account for and report the purchase and sale of the Transferred Assets contemplated hereby for all purposes (including, without limitation, financial, accounting, and federal, state and local tax purposes) in accordance with such allocations, and not to take any position (whether in financial statements, tax returns, tax audits or otherwise), which is inconsistent with such allocations without the prior written consent of the other party.

           8.9   Confidentiality

                 Subject to applicable Law, Seller shall at all times keep confidential all information pertaining to the Transferred Assets and the Facility Business.

           8.10  Excluded Assets

                 Except as provided elsewhere herein, any asset (including all remittances and all mail and other communications) that is determined by the parties' agreement, or, absent such agreement, determined by the dispute resolution procedures set forth in this Agreement, to be or otherwise relate to a Retained Asset and that is or comes into the possession, custody or control of Buyer or any of its Affiliates shall forthwith be transferred, assigned or conveyed by Buyer or such Affiliate to Seller, and, until such transfer, assignment and conveyance, Buyer and its Affiliates shall not have any right, title or interest in such asset, but instead shall hold such asset in trust for the benefit of Seller. Any asset (including all remittances and mail and other communications) that is determined by the parties' agreement or, absent such agreement, determined by the dispute resolution procedures set forth in this Agreement, to be or otherwise relate to a Transferred Asset and that is or comes into the possession, custody or control of Seller shall forthwith be transferred, assigned and conveyed by Seller to Buyer, and, until such transfer, assignment and conveyance, Seller shall not have any right, title or interest in such asset, but instead shall hold such asset in trust for the benefit of Buyer. Additionally, if any such asset is or comes into the possession, custody or control of the Manager, Seller shall, upon request of Buyer, cooperate with and assist Buyer in obtaining such asset from the Manager.

           8.11  Employee Matters

                 For the purpose of defining the obligations between Buyer and Seller with respect to the individuals employed in the operation of the Facility Business as of the Closing, this Agreement shall not be construed as (i) creating any employment contract or other contract between either Buyer or Seller, on the one hand, and any such employee, on the other, (ii) restricting Buyer's right to terminate, create or modify any employee benefit plan or (iii) creating or imposing any obligation on the part of Buyer to the Manager or giving the Manager any right as to Buyer. All such employees shall remain terminable at will by Buyer, Seller or the Manager, as the case may be, except to the extent otherwise required by Law.

          8.12  Right of First Refusal

                 (a) Notice. If Buyer receives an offer from, or desires to enter into an agreement with, a Person to acquire in one or more related transactions all or substantially all of the Facility Business (whether by means of a sale of stock or merger of an entity owning all or substantially all of the assets comprising the Facility Business, a sale or lease of all or substantially all of the assets comprising the Facility Business or other similar transaction), and Buyer desires to transfer the Facility Business to such Person, Buyer shall not accept such offer or enter into such agreement (unless such offer or agreement is conditioned on Buyer's compliance with the provisions of this Section), or complete such disposition to such Person, unless and until Buyer first shall have given to Seller written notice of such offer or agreement, which notice shall contain the following:

                     (i) A description of the securities or the assets and properties of the Facility Business that Buyer intends to transfer (the "Offered Assets");

                     (ii) A statement indicating the identity and address of the proposed purchaser (the "Proposed Purchaser");

                     (iii) A statement indicating the proposed purchase price (the "Proposed Price") and the other material terms and conditions of the proposed transfer; which terms shall require the Proposed Purchaser to assume Buyer's obligations under this Agreement (the "Proposed Terms"); and

                     (iv) An offer (the "Offer") to sell the Offered Assets to Seller at the Proposed Price and on the Proposed Terms.

                 (b)  Procedures.

                      (i) Seller shall have 30 days after delivery of such notice in which to accept or reject the Offer. Such acceptance shall be in writing and must be received by Buyer prior to the expiration of such 30 day period. If Seller does not accept the Offer within such 30 day period, Seller shall be deemed to have rejected the Offer, and Buyer thereupon shall be free, for a period of 12 months following the expiration of such 30 day period, to transfer the Offered Assets to the Proposed Purchaser at the Proposed Price and on the Proposed Terms. If the Offered Assets are not so transferred within said 12 month period, or if there is any material change in the Proposed Purchaser, the Proposed Price, the Offered Assets or the Proposed Terms, then the Offered Assets shall again be subject to the provisions of this Section.

                      (ii) If Seller accepts the Offer within the 30 day period hereinabove provided, Buyer and Seller shall use their best efforts to consummate the sale of the Offered Assets to Seller at the Proposed Price and on the Proposed Terms as soon as practicable thereafter. If Seller does not complete the purchase of the Offered Assets within 120 days after the date of its acceptance of the Offer, all rights of Seller to acquire the Offered Assets, and the requirements of this Section applicable to the Facility Business, shall automatically terminate and be of no further force or effect, and Buyer thereafter shall be free to sell any or all of the assets comprising the Facility Business at any time and at such price and on such terms as Buyer may, in its sole discretion, determine, without any further right of Seller to purchase or prevent the sale of the same.

                      (iii) If Buyer proposes to sell the Offered Assets for a consideration consisting, in whole or in part, of property other than cash or cash equivalents, then the Purchase Price to be paid by Seller for the Offered Assets shall be equal to the fair market value of such non-cash consideration as determined in good faith by an independent third party mutually agreed upon by Seller and Buyer (provided that if the parties are unable to agree upon such third party within 10 days of a request by either party, either party may initiate the dispute resolution proceedings attached hereto as Annex III), plus the amount of any cash consideration, and the full amount of the Purchase Price shall be payable in cash by Seller at the closing of the sale of the Offered Assets.

                 (c) Permitted Transfers. Anything herein to the contrary notwithstanding, the provisions of this Section shall not apply: (i) to any transaction (whether or not for value) with respect to any or all of the Facility Business, or any of the assets thereof, entered into by Buyer with any one or more of CSC's Affiliates or CSC, (ii) any transaction involving only the transfer of the Real Property, provided Buyer, CSC or an Affiliate of CSC remains the manager of the Facility or (iii) to any transaction that may constitute a Change in Control of CSC; provided that such transferee agrees to assume all of the obligations of Buyer hereunder.

                 (d)  Change in Control Defined.  For purposes of this
Section, a "Change in Control" of CSC means any of the transactions or events described below, but only if the transaction results in or causes a change in more than a majority of the members of CSC's Board of Directors or a change in the ownership of more than 50% of the then issued and outstanding stock of CSC, in each case as constituted immediately prior to the execution of the definitive agreements providing for such transaction (but taking into account any changes made in contemplation or related to the consummation of the transaction). The transactions that may result in a Change in Control are:

                      (i) A merger of CSC or its Affiliate with or into any other Person in which CSC or its Affiliate is not the surviving corporation or in which CSC or its Affiliate survives as a subsidiary of another Person;

                      (ii) The sale, transfer or other disposition of all or substantially all of the assets of CSC or its Affiliate; or

                      (iii) The acquisition by any Person of beneficial ownership (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934) of securities of CSC representing 50% or more of the combined voting power of CSC's then outstanding securities;

provided, however, in no event shall a transaction with or between any one or more of CSC's Affiliates be deemed to constitute a Change in Control.

           8.13  Post-Closing Taxes

                 Seller covenants and agrees that each year, during which Buyer, CSC or a CSC Affiliate owns the Facility, Seller shall refund, within 30 days of assessment, the portion of the Yearly Fee equal to the amount of ad valorem taxes assessed during such year by all taxing entities within Dickens County, Texas against the Facility Business, excluding any ad valorem taxes attributable to expansions of the Facility Business, to the extent such taxes are based on a value for the taxable assets of the Facility Business that is greater than the Maximum Value.

                 As used in this Section, "Maximum Value" means $6,100,000 as such amount may be increased or decreased each year by the average percentage increase or decrease for all real and personal property subject to ad valorem taxes in Dickens County, Texas for such year.

           8.14  Post-Closing Conduct of Seller

                 Seller will not engage in any activity or transaction that might materially adversely affect the Transferred Assets or the Facility Business or their value.

     9.    Trigger Event.

           Seller hereby covenants and agrees that during the occurrence of a Trigger Event and for a period of 90 days after such Trigger Event is cured, Buyer (or its Permitted Transferee) shall not be obligated to pay the Inmate Fee set forth in Section 2.2. Seller further covenants and agrees that upon the occurrence of a Trigger Event, Seller shall promptly refund to Buyer a pro rated portion of the Yearly Fee equal to the Yearly Fee divided by 365 multiplied by the number of days during which Seller is in breach of Sections 8.2 or 8.3 hereof. Additionally, Seller covenants and agrees that during the occurrence of a Trigger Event, Seller shall timely pay all principal, interest, premium, penalty and other amounts owed for borrowed money indebtedness secured by a mortgage on the Real Property. The remedy set forth in this Section shall not be Buyer's exclusive remedy, but shall be in addition to any other rights and remedies at law, in equity or under this Agreement to which Buyer may be entitled.

           "Trigger Event" means a breach by Seller of any of the covenants contained in Sections 8.2 or 8.3 hereof.

     10.   Survival of Representations

           Notwithstanding any investigation made by Seller or Buyer, any distribution in liquidation or dissolution, or any voluntary or involuntary act of Seller or Buyer, the representation warranties, covenants, agreements and indemnifications made by the parties shall survive the Closing for the applicable statutory period of limitations and shall be deemed to be material and to have been relied upon by Buyer and Seller. If a party elects to close hereunder notwithstanding actual awareness of any default or breach of the foregoing, the closing shall constitute a waiver of any rights or remedies which such party may have with respect thereto, provided the party asserting such waiver demonstrates or proves such actual awareness. All statements contained in any certificate, Schedule or other instrument delivered pursuant hereto by or on behalf of Seller, or by or on behalf of Buyer, shall be deemed to be representations and warranties made pursuant to this Agreement by the delivering party.

     11.   Indemnification

           11.1  Indemnification of Seller by Buyer

                 11.1.1 Indemnification

                        Buyer shall, to the extent permitted by law, indemnify and hold Seller harmless from and against all losses, liabilities, damages, costs and expenses including reasonable attorneys' fees ("Seller's Losses") incurred, paid or required to be paid by Seller, resulting in whole or in part from (a) any breach of any representation, warranty or covenant made herein by Buyer or (b) any obligation, liability or claim relating to the Inmate Contracts, the Transferred Assets or the operations of the Facility Business, but (for purposes of subpart (b) of this Section) only to the extent such obligation, liability or claim is based upon acts or omissions of Buyer occurring, or any event or circumstance occurring or existing, after the Closing Date (and not associated with or related to any act, omission, event or circumstance occurring or existing on or prior to the Closing Date), is not due to the fraud, gross negligence or intentional misconduct of Seller or any Affiliate or agent of Seller, and is not an Excluded Liability or a Retained Asset (including, without limitation, any Environmental Claim based upon any event or circumstance occurring after the Closing Date and not associated with or related to any event or circumstance occurring or existing on or prior to the Closing Date); provided that Buyer shall not be liable for any costs or expenses, including attorney's fees, relating to Seller's review or approval of any Inmate Contracts.

                 11.1.2 Notification and Settlement of Claims

                        Buyer shall not be required to indemnify Seller with respect to any claim unless Seller shall, within 60 days after its receipt of actual knowledge of the claim, notify Buyer of such claim (the "Seller Indemnification Notice"), shall provide Buyer with a copy of such claim or other documents received, and shall upon request otherwise make available to Buyer all relevant nonprivileged information material to the defense of such claim and within Seller's possession. Notwithstanding the foregoing, if the Seller Indemnification Notice is not sent within the time period specified in the preceding sentence and if Buyer has not suffered material prejudice as a result thereof, then Seller may provide a Seller Indemnification Notice, Buyer shall not be relieved or released from its indemnification obligation to Seller with respect to such claim and the Seller Indemnification Notice will be deemed to have been timely delivered. Buyer shall notify Seller in writing, within thirty days after a Seller Indemnification Notice is given to Buyer, whether Seller is entitled to indemnification hereunder or defense with respect to such claim. If Buyer determines that Seller is not entitled to indemnification hereunder, or the 30 day period expires without Buyer having assumed Seller's defense, Seller may defend itself and seek to enforce this section against Buyer at law or in equity. If Buyer determines that Seller is entitled to indemnification hereunder, then Buyer shall have the right by notice given to Seller within 30 days after the date of the Seller Indemnification Notice to assume and control the defense thereof, including the employment of counsel selected by Buyer, and Buyer shall pay all expenses of such defense. Seller shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel shall be borne by Seller unless the employment thereof has been specifically authorized by Buyer in writing; provided, however, if the named parties to any such proceeding (including any impleaded parties) include both Seller and Buyer, and if Buyer requires that the same counsel represent both Seller and Buyer and if representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then Seller shall have the right to retain its own counsel at the cost and expense of Buyer. If Buyer shall have failed to assume the defense of any claim in accordance with the provisions of this Section, then Seller shall have the absolute right to control the defense of such claim, and the fees and expenses of Seller's counsel shall be borne by Buyer but Buyer shall be entitled, at its own expense, to participate in (but not control) such defense. Where Buyer has assumed control of the defense as provided above, Buyer shall have the right to settle or compromise any such claim in its sole and absolute discretion and without consultation with Seller so long as such settlement or compromise does not impose any obligations on Seller (except with respect to providing releases of the third party). Seller shall not settle or compromise the claim without satisfying one of the following conditions (otherwise Buyer shall be released from all indemnification obligations hereunder to Seller with respect to such claim): (a) Seller shall first obtain the written consent of Buyer (which consent shall not be unreasonably withheld or delayed), or (b) Buyer shall have failed, after written notice to it of such suit, to take action to defend the same within the 30-day period described above.

                 11.1.3 Calculation of Losses

                        In computing Seller's Losses, such amount shall be computed net of any related recoveries which Seller actually received under insurance policies or from any other Person and net of any tax benefits actually received (through a receipt of a refund, credit or offset) by Seller, taking into account the income tax treatment of the receipt of indemnification.

           11.2  Indemnification of Buyer by Seller

                 11.2.1 Indemnification

                        Seller shall, to the extent permitted by law, indemnify and hold Buyer harmless from and against all losses, liabilities, damages, costs and expenses including reasonable attorneys' fees ("Buyer's Losses") incurred, paid or required to be paid by Buyer, resulting in whole or in part from (a) any breach of any representation, warranty or covenant made herein by Seller, (b) any obligations, liability or claim relating to any Retained Asset, or (c) any obligation, liability or claim relating to the Transferred Assets or the operations of the Facility Business, but (for purposes of subpart (c) of this Section) only to the extent such obligation, liability or claim is based upon acts or omissions of Seller occurring, or any event or circumstance occurring or existing, on or prior to the Closing Date.

                  11.2.2 Notification and Settlement of Claims

                         Seller shall not be required to indemnify Buyer with
respect to any claim unless Buyer shall, within 60 days after its receipt of actual knowledge of the claim, notify Seller of such claim (the "Buyer Indemnification Notice"), shall provide Seller with a copy of such claim or other documents received, and shall upon request otherwise make available to Seller all relevant nonprivileged information material to the defense of such claim and within Buyer's possession. Notwithstanding the foregoing, if the Buyer Indemnification Notice is not sent within the time period specified in the preceding sentence and if Seller has not suffered material prejudice as a result thereof, then Buyer may provide a Buyer Indemnification Notice, Seller shall not be relieved or released from its indemnification obligation to Buyer with respect to such claim and the Buyer Indemnification Notice will be deemed to have been timely delivered. Seller shall notify Buyer in writing, within thirty days after a Buyer Indemnification Notice is given to Seller, whether Buyer is entitled to indemnification hereunder or defense with respect to such claim. If Seller determines that Buyer is not entitled to indemnification hereunder, or the 30 days period expires without Seller having assumed Buyer's defense, Buyer may defend itself and seek to enforce this section against Seller at law or in equity. If Seller determines that Buyer is entitled to indemnification hereunder, then Seller shall have the right by notice given to Buyer within 30 days after the date of the Buyer Indemnification Notice to assume and control the defense thereof, including the employment of counsel selected by Seller, and Seller shall pay all expenses of such defense. Buyer shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel shall be borne by Buyer unless the employment thereof has been specifically authorized by Seller in writing; provided, however, if the named parties to any such proceeding (including any impleaded parties) include both Seller and Buyer, and if Seller requires that the same counsel represent both Seller and Buyer and if representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then Buyer shall have the right to retain its own counsel at the cost and expense of Seller. If Seller shall have failed to assume the defense of any claim in accordance with the provisions of this Section, then Buyer shall have the absolute right to control the defense of such claim, and the fees and expenses of Buyer's counsel shall be borne by Seller but Seller shall be entitled, at its own expense, to participate in (but not control) such defense. Where Seller has assumed control of the defense as provided above, Seller shall have the right to settle or compromise any such claim in its sole and absolute discretion and without consultation with Buyer so long as such settlement or compromise does not impose any obligations on Buyer (except with respect to providing releases of the third party). Buyer shall not settle or compromise the claim without satisfying one of the following conditions (otherwise Seller shall be released from all indemnification obligations hereunder to Buyer with respect to such claim): (a) Buyer shall first obtain the written consent of Seller (which consent shall not be unreasonably withheld or delayed), or (b) Seller shall have failed, after written notice to it of such suit, to take action to defend the same within the 30-day period described above.

                  11.2.3 Calculation of Losses

                         In computing Buyer's Losses, such amount shall be
computed net of any related recoveries which Buyer actually received under insurance policies or from any other Person and net of any tax benefits actually received (through a receipt of a refund, credit or offset) by Buyer, taking into account the income tax treatment of the receipt of indemnification.

     12.   General Provisions

           12.1   Dispute Resolution

                  Notwithstanding the provisions of Section 12.5 hereof and except as set forth in Section 8.2 and 8.3 hereof, any claim, dispute or controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, among the parties to this Agreement or their respective successors and assigns, arising out of or relating to the terms and conditions of this Agreement, including the implementation, applicability and interpretation thereof, shall be resolved in accordance with the dispute resolution procedures set forth on Annex III attached to this Agreement.

           12.2   Notices

                  All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective
(a) upon receipt if delivered in person or by facsimile or other electronic means calculated to arrive on any business day prior to 5:00 p.m. local time at the address of the addressee, or on the next succeeding business day if delivered on a non-business day or after 5:00 p.m. local time, (b) one business day after having been delivered to an air courier for overnight delivery, or (c) three business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

           If to Buyer, addressed to:

           First Security Bank, National Association,
           as Owner Trustee for CSC Trust 1997-1
           79 South Main Street
           Salt Lake City, Utah  84111
           Attention: Val T. Orton
           Facsimile: 801-246-5053

           and

           Correctional Services Corporation
           1819 Main Street, Suite 1000
           Sarasota, Florida  34236
           Attention:  James F. Slattery, President and CEO
           Facsimile:  (941) 953-9198

with a simultaneous copy to counsel for Buyer:

           Debra Dawn
           Correctional Services Corporation
           1819 Main Street, Suite 1000
           Sarasota, Florida 34236
           Facsimile:  (941) 953-9198

           and

           James P. Plummer, Esq.
           Fulbright & Jaworski L.L.P.
           300 Convent Street, Suite 2200
           San Antonio, TX 78205
           Facsimile: (210) 270-7205

If to Seller, addressed to:

           Dickens County
           Montgomery Street & U.S. 82
           Courthouse
           P. O. Box 179
           Dickens, Texas 79229
           Attention:  The Honorable Woodie McArthur, Jr., County Judge
           Facsimile:  (806) 623-5319

with a simultaneous copy to counsel for Seller:

           Jeff E. Tankersley
           Sprouse, Smith & Rowley
           801 S. Fillmore, Suite 600
           Amarillo, Texas 79105
           Facsimile: (806) 373-3454

           12.3  Form of Instruments

                 Each document required to be delivered hereunder shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the recipient thereof and consistent with the provisions of this Agreement.

           12.4  Attorneys' Fees

                 In any litigation or other proceeding relating to this Agreement or any Related Agreement, or any transactions contemplated herein or therein, the prevailing party shall be entitled to recover its out-of-pocket costs and reasonable attorneys' fees.

           12.5  Remedies Not Exclusive

                 Except as otherwise expressly set forth in this Agreement or a Related Agreement, no remedy conferred by any of the specific provisions of this Agreement or such Related Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by a party shall not, except as otherwise expressly provided for herein, constitute a waiver of the right to pursue other available remedies.

           12.6  Successors and Assigns; Third Party Rights

                 The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other; and nothing contained in this Agreement, express or implied, is intended to confer upon any Person or entity, other than the parties hereto and their permitted successors-in-interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary. Notwithstanding the foregoing, so long as Buyer complies with the provisions of
Section 8.12, Buyer may assign this Agreement and Buyer's rights and obligations hereunder to any Person.

           12.7  Counterparts

                 This Agreement and each of the Related Agreements may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           12.8  Article and Section Headings

                 Article and section headings used herein or in any Related Agreement are for convenience only and are not a part of this Agreement or such Related Agreement and shall not be used in construing it.

           12.9  Entirety of Agreement, Amendments

                 This Agreement (including the Schedules and Exhibits hereto) and the Related Agreements and other documents and instruments specifically provided for in this Agreement contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement and each of the Related Agreements may be amended or modified only by an agreement in writing signed by all of the parties hereto.

           12.10  Expenses and Prorations

                  (a) Each party shall bear and pay its own costs and expenses relating to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement. In determining the costs and expenses of each party hereunder, the following rules shall apply: (a) Buyer shall pay all costs and expenses for the issuance of the Title Policy, the Title Survey and all documentary transfer taxes and recording fees; (b) all filing fees payable in connection with submissions to governmental agencies relating to the approval of the transactions contemplated hereby shall be paid by the party filing the same; (c) all fees and charges in connection with the submissions made to any governmental agency and advice in connection therewith respecting the approval of the transactions contemplated hereby will be borne one-half by Seller and one-half by Buyer; and (d) all other charges and fees shall be paid by the party incurring such charge or fee. Each party will pay its own attorneys fees incurred in the negotiation and review of this Agreement and the closing documents and the closing of this transaction. Fees or charges payable or earned under the Inmate Contracts, charges for utilities serving the Facility, and other items of income or expense shall be apportioned between the parties as of the date of Closing in accordance with the Management Agreement.

                  (b) Any deposits by Seller with utility companies will be refunded to Seller at Closing. Municipal or other governmental taxes or assessments for improvements assessed before the Closing date shall be paid by Seller in full.

           12.11  Construction

                  This Agreement, the Related Agreements and any other documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement, the Related Agreements and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement, the Related Agreements or such other documents and instruments.

           12.12  Waiver

                  Except as provided herein, the failure of any party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement or any Related Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or thereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

           12.13  Severability

                  The provisions of this Agreement and each Related Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding upon and enforceable against the parties hereto.

           12.14  Certain Definitions

                  (a) Newly Defined Terms. For purposes of this Agreement (including the Annex attached hereto), and the Related Agreements except as may be otherwise expressly stated therein, the following terms shall have the following meanings:

                  "Affiliate" of a specified Person means any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person.

                  "CSC" means Correctional Services Corporation, a Delaware corporation, and its successors and assigns.

                  "Environmental Claim" means any claim, action or cause of action, suit, Lien, judgment, demand or other written communication by any Person (including the parties hereto and their respective Affiliates) alleging or asserting potential liability (including, without limitation, potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, fees or penalties) arising out of, based on or resulting from, in whole or in part, the presence or Release into the environment of any Hazardous Materials.

                  "Environmental Regulations" means all Laws relating to the use, handling, treatment, storage, transportation or Release of Hazardous Materials, or exposure to Hazardous Materials or otherwise relating to the protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or industrial hygiene, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., or any analogous state statute.

                  "Hazardous Materials" means any substance, material or waste which is now listed, identified or defined in or pursuant to any Law as "hazardous substances", "hazardous waste", "toxic substances", "toxic pollutant", "infectious waste" or similarly identified substances, materials or mixtures (including, without limitation, medical wastes, asbestos in any form, formaldehyde, radon, radioactive substances, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof, polychlorinated biphenyls, industrial solvents, flammables, or explosives) or which is either now or anytime in the future: (i) potentially injurious to the public health, safety or welfare or to the environment, (ii) potentially injurious to, or may impair the value or beneficial use of, the Real Property (or any improvements thereon), (iii) regulated or monitored by, or required to be remediated at the behest of, any governmental agency, or (iv) a basis for a claim or liability of any owner, manager or operator of the Real Property to any Person under any applicable Law (including the Environmental Regulations).

                  "Inmate Contract" means an agreement (including interlocal government agreements) between Seller and any governmental entity for the housing of inmates at the Facility.

                  "Knowledge" or "knowledge", means the actual or constructive knowledge of a Person and what the person should have known given the facts available to the Person, without conducting a due diligence investigation at the Facility. In addition, when used with respect to a Person other than a natural person, the term includes the "knowledge" of its commissioners, elected officials, officers, directors, managers, partners, trustees, administrators, executors, employees, consultants and agents.

                  "Laws" means the common law, statutes, rules, regulations, ordinances, orders, codes, permits, licenses of any federal, state or local governmental or regulatory authorities and any order, writ, injunction or decree issued by any court, arbitrator or governmental agency or in connection with any judicial, administrative or other non-judicial proceeding (including, without limitation, arbitration or reference).

                  "Liens" means all liens, encumbrances (including security interests of any kind whatsoever), covenants, conditions, restrictions, easements, encroachments, rights of way, charges or other rights, options, claims or interests of any third party whatsoever.

                  "Manager" means BRG Operations of Dickens County, Inc., a Texas corporation, the former manager of the Facility.

                  "Permitted Exceptions" means the standard printed exceptions shown on a title commitment or title policy in the State of Texas and such other exceptions approved by Buyer.

                  "Person" means any individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or any other entity of any kind whatsoever, whether for profit or not for profit, and any governmental agency.

                  "Related Agreements" means any and all other agreements, documents and instruments which may be entered into by and between or among the parties hereto under, related to or in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the agreements and documents referred to herein or attached hereto as Exhibits, and the Management Agreement.

                  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or as otherwise defined in or pursuant to any Environmental Regulation.

                  "Taxes" means (i) all federal, state, county and local income, franchise, sales, use, property, payroll, recordation and transfer taxes (including estimated taxes), (ii) all federal, state, county and local taxes, levies, fees, assessments and surcharges (however designated, including privilege taxes, room or bed taxes and user fees) which are based on the gross receipts or net operating revenues of the Facility Business for a period ending on, before or including the Closing Date or a formula taking any one of the foregoing into account, and (iii) any interest, penalties and additions to tax attributable to any of the foregoing.

           12.15  Consents Not Unreasonably Withheld

                  Wherever the consent or approval of any party is required under this Agreement or any Related Agreement, such consent or approval shall not be unreasonably withheld, delayed or conditioned, unless such consent or approval is expressly stated to be at the sole and absolute discretion of such party or is otherwise similarly qualified.

           12.16  Time Is of the Essence

                  (a) Time is of the essence in the performance of the obligations contained herein.

                  (b) Notwithstanding the foregoing, in the event that any action or performance shall be due hereunder or under any Related Agreement on a Saturday, Sunday or any legal holiday for banks in the jurisdiction in which such action or performance is due or where the party required to provide the same is located, the time for such performance shall automatically be extended until the end of the next business day.

           12.17  Governing Law

                  This Agreement and each Related Agreement shall be construed and enforced in accordance with the laws of the State of Texas as applied between residents of that state entering into contracts to be performed wholly within the State of Texas.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                             Buyer:

                             FIRST SECURITY BANK, NATIONAL ASSOCIATION,
                             A NATIONAL BANKING ASSOCIATION, NOT
                             INDIVIDUALLY BUT SOLELY AS OWNER TRUSTEE
                             UNDER THE CSC TRUST 1997-1


                             By:  Greg A. Hawley
                             Title:  Vice President



                             Seller:

                             COUNTY OF DICKENS, TEXAS

                             By: Board of Dickens County Commissioners


                             By:  Woodie McArthur, Jr.
                                  County Judge


                             ATTEST:

                             By:  Dickens County Clerk